EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is between Michael J. McClane (“Employee”) and U.S. Auto Parts Network, Inc., its officers, directors, employees, foreign and domestic subsidiaries, benefit plans and plan administrators, affiliates, agents, joint ventures, attorneys, successors and/or assigns (collectively referred to as “Company”).

RECITALS

Employee is employed by the Company as its Executive Vice President, Chief Financial Officer, Secretary and Treasurer, as an officer of Company subsidiaries and serves as a trustee for the Company 401(k) plan.  Employee has resigned without Good Reason as defined in that employment agreement dated January 17, 2007 (“Employment Agreement”) and his employment with the Company shall terminate December 11, 2008   (“Termination Date”).  Employee and the Company mutually desire to eliminate any future disputes.  As a demonstration of that desire, the Company has elected to offer Employee compensation and benefits to which he would not otherwise be entitled.  The Company expressly disclaims any wrongdoing or any liability to Employee.  This Agreement and compliance with it shall not be construed as an admission by the Company of any liability or violation to the rights of Employee or any other person or as a violation of any order, law, statute duty or contract whatsoever as to Employee or any person.

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Employee and the Company agree, effective upon the date of execution by Employee, as follows:

1. Acknowledgment.  Employee acknowledges that he has been paid all regular salary, expenses, commissions, distributions, bonuses and Company benefits due and owing as of the Termination Date, less appropriate withholdings and is not owed any monies allowed, including but not limited to those required under the California Labor Code, as of the Termination Date.  This sum is not consideration for this Agreement.

The Company will pay Employee $37,106.66 (275.64 hours X $134.62) for vacation days and $3,230.88 (24 X $134.62) for sick days.  This sum is likewise not consideration for this Agreement.   Information regarding the transfer or distribution of his USAP 401(k) Retirement Plan account will be provided to Employee under separate cover by Principal Financial Group.  Company confirms that employee will be 100% vested in all employer contributions made by the Company for the benefit of the employee which would otherwise occur on December 31, 2008.

2. Consideration.  The Parties recognize and affirm that, except as stated in Section 1 of this Agreement, the Company is not obligated to provide Employee with any of the benefits set forth herein.  The Company agrees to provide Employee the following consideration (the “Payment”) four (4) business days after the expiration of the seven (7) day revocation period described in Paragraph 7 below (“Effective Date”) which Effective Date, assuming Employee waives the 21-day consideration period, would be December 19, 2008, provided Employee has not revoked this Agreement as described in that Paragraph:

         (a) Payment of $280,000, which is equivalent to twelve (12) months of Employee’s current base salary, less standard employee withholding taxes, payable ratably every two (2) weeks or otherwise in accordance with the regular  payroll practices of the Company.  Payments to commence on the Effective Date.

         (b) Should the Company’s Compensation Committee or Board of Directors offer the CEO a bonus in cash, equity or a combination thereof, for services provided in 2008, then such percentage of target bonus shall also be provided to Employee whether or not the CEO accepts such bonus payment.  Payment to be made to Employee at the time in 2009 that such bonus would ordinarily be paid.

    (c) Employee waives any claim for entitlement to any Company payment or reimbursement of health insurance benefits under COBRA that he might have had under the Employment Agreement.

Employee understands and acknowledges that he is not entitled to and would not receive the aforementioned consideration, including the Payment, but for compliance with the terms and conditions of this Agreement. Employee further acknowledges that said consideration does not include any wages, accrued but unused vacation or any other money or income to which the Employee is otherwise entitled.

     3. Taxes.  Not withstanding the tax deductions set forth in Paragraph 2 above, Employee shall pay in full when due, and shall be solely responsible for, any and all federal, state, or local income taxes that are or may be assessed against him relating to the consideration provided including the Payment received pursuant to this Agreement, as well as all interest or penalties that may be owed in connection with such taxes.  Employee is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings.

    4. Non-Admission of Liability. The Company hereby disclaims any wrongdoing against Employee. Company expressly denies that it engaged in any unlawful conduct of any kind.  Employee agrees that neither this Agreement, nor the furnishing of the consideration for the release contained herein shall be deemed or construed at any time for any purpose as an admission by Company of any liability or unlawful conduct of any kind.

    5. Release.

(a) Employee, on behalf of himself, his fiancée  successors, heirs, and assigns, hereby forever relieves, releases, and discharges the Company as well as its past, present and future officers, directors, administrators, shareholders, employees, agents, attorneys, insurers, divisions, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored by the Company, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Employee’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, or the ending of Employee’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or Employee’s unvested 401(k) rights or, except as stated in Section 2, any other fringe benefit or compensation, including but not limited to unvested stock options; any claim for damages or declaratory or injunctive relief of any kind arising from the foregoing items.  The Parties agree and acknowledge that the release contained in this Paragraph 4 does not apply to any vested rights Employee may have under any 401(k) Savings Plan with the Company or to any rights under any Indemnification Agreements into which Employee and Company have entered.  Employee represents that at the time of the execution of this Agreement; he suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act.  Employee represents that he has no workers’ compensation claims that he intends to bring against the Company.  Employee understands that nothing contained in this Agreement, including, but not limited to, this Paragraph 5, will be interpreted to prevent him from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency, including the Equal Employment Opportunity Commission.  However, Employee agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.  Employee further acknowledges that this release also releases the Company for all claims of unpaid wages, including unpaid overtime wages, related to his employment with the Company and subject to the terms specified in Paragraph 2 of this Agreement.

(b) Company, except as provided in paragraph 5(c) below, hereby forever relieves, releases, and discharges Employee from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Employee’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, or the ending of Employee’s employment with the Company and also include contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever.

(c) Mistakes in Fact; Voluntary Consent.  Each of the Parties expressly and knowingly acknowledges that, after the execution of this Agreement, the Parties may discover facts different from or in addition to those that they now know or believe to be true with respect to the claims released in this Agreement.  Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and Employee and Company intend to fully, finally, and forever settle and release those claims released in this Agreement.  In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims and the Parties assume the risk of misrepresentations, concealments, or mistakes, and if any of the Parties should subsequently discover that any fact relied upon in entering into this Agreement was untrue, that any fact was concealed, or that his or its understanding of the facts or law was incorrect, other than facts that would give effect to paragraph 7(a) of the Employment Agreement, which would void any future obligation for the Payment, and require the repayment of any of the Payment already made, they shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.  Company and Employee each represents and warrants that, as of the Termination Date, it has no knowledge of any act or circumstances that would give effect to paragraph 7(a) of the Employment Agreement

(d) Section 1542 of the California Civil Code.  Employee expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Accordingly, Employee knowingly, voluntarily and expressly waives any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.

(e) Nothing in this Agreement is intended or shall be a waiver of the indemnification provided in that Indemnification Agreement dated September 19, 2005 or any amendments or subsequent indemnification agreements entered into between Company and Employee.

(f) No Lawsuits.  Employee and Company agree to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by Employee or Company or on his or its behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted.  Employee and Company also agrees that if any claim is prosecuted in his or its name before any court or administrative agency that party waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.

6. Confidentiality / Non-disparagement.

(a)           Employee agrees to direct all requests for references to Tracey Virtue 310-735-0087.  The confidentiality obligations contained in this paragraph shall be in addition to any other confidentiality agreements between the Parties, which shall remain in full force and effect. Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law.  In the event that Employee is required and compelled by law to disclose any such matters, he will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen (15) days written notice, as much written notice as is possible under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.  Employee acknowledges and agrees that this paragraph is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this paragraph shall be subject to a claim for damages or equitable relief (or both), including but not limited to injunctive relief and Employee agrees to return any of the Payment that had been made at the time of the breach. Additionally, Employee agrees that he shall refrain from making any negative, disparaging or derogatory comments about the Company, including but not limited to, any public or private remarks or statements that would injure the business or reputation of the Company, or its officers, managers, members, directors, partners, agents or employees.   Nothing contained in this Paragraph shall preclude Employee from revealing or describing his employment with the Company to his prospective employers; provided however, such disclosure shall be limited to the fact that he was employed by the company, the dates of his employment, his job title and position with the Company, the fact that he voluntarily resigned from the Company and the nature and depth of his duties and responsibilities with the Company as well as the level of his accomplishments at the Company.  The Company agrees that its officers or directors will not make any negative, derogatory or disparaging statements or comments, or statements that slander or libel Employee, to any third party about Employee, his service time with the Company or his separation from the Company unless otherwise required by law or subpoena, and Company shall respond accurately and fully to any question, inquiry, or request for information required by legal or employment verification process. Company confirms that Employee shall receive a positive verbal reference from the Chief Executive Officer, the Chairman of the Board and the Chairman of the Audit Committee. Company and Employee shall mutually agree on language describing Employee’s employment, resignation and/or consulting status with the Company should any press release be issued now or in the future. If such disclosure is required of Company, then Company agrees to provide notice to Employee as early as practicable.

(b) Confidential and Proprietary Information / Return of Company Property.  Employee acknowledges that as a result of his employment with the Company, he has had access to the Company’s confidential and proprietary business information, including, but not limited to, product information, pricing strategies, vendor and supplier information, business plans, research and development activities, manufacturing and marketing techniques, technological and engineering data, processes and inventions, legal matters affecting the Company and its business, customer and prospective customers information, trade secrets, bid prices, contractual terms and arrangements, prospective business transactions, and financial and business forecasts (“Confidential Information”).  Confidential Information also includes information, knowledge or data of any third party doing business with the Company that the third party has identified as being confidential.  Employee also acknowledges and reaffirms his compliance and ongoing obligation to comply with that Confidential Information and Invention Assignment Agreement that he executed on 2/24/06 and that Confidentiality and Non-Disclosure Agreement that he executed on 2/14/06.  Employee agrees not to use or to disclose to anyone any Confidential Information at any time in the future without the prior written authorization of the Company, unless ordered to do so by a court of competent jurisdiction.  In the event of any such court order, Employee agrees to promptly notify the Company and to afford the Company the opportunity to take appropriate legal action prior to your disclosure of any Confidential Information.

Employee understands and acknowledges that whether or not he signs this Agreement, he has both a contractual and common law obligation to protect the confidentiality of the Company’s trade secret information after the termination of his employment for so long as the information remains confidential.  The parties agree that Employee may retain his laptop computer, blackberry and cellular telephones, but that all Company information, including documents and emails, must be returned to the Company and deleted from the retained equipment.  Notwithstanding the prior sentence, Employee further agrees to immediately return any other Company property in his possession, including but not limited to documents, all materials, photographs, handbooks, manuals, electronic records, files, any backup device, keys and access cards, no later than the end of the period that Employee provides Consulting Services provided for in the Consulting Agreement.

7. Remedies.  Each of Employee and Company understands and agrees that in the event either party violates any provision of this Agreement, including the provisions set forth in Paragraphs 5 or 6, then (a) the non-violating party shall have the right to apply for and receive an injunction to restrain such violation of this Agreement; (b) the Company shall have the right to immediately discontinue any enhanced benefit provided under this Agreement.  “Enhanced Benefits” are any benefit the Employee is receiving under this contract that the employee would not otherwise be entitled to receive; (c) the non-prevailing party will be obligated to reimburse the prevailing party its costs and expenses incurred in prosecuting the lawsuit and enforcing this Agreement, including court costs and reasonable attorneys fees; and (d) as an alternative to (c), at the Company’s option, Employee shall be obligated upon demand to repay the Company the cost of all but $500 of the enhanced benefits paid under this Agreement. Employee and Company acknowledges and agrees that the covenants contained in this Paragraph 7 shall not affect the validity of this Agreement and the parties have mutually negotiated and agreed upon the terms of this Paragraph 7.  The remedies available to the Employee and Company pursuant to this Paragraph 7 are in addition to, and not in lieu of, any remedies which may be available under statutory and/or common law relating to trade secrets and the protection of the Company’s or Employee’s business interest generally.

8. Consideration and Revocation Period.  Employee may revoke his release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of his intent to revoke his release within seven (7) calendar days following his execution of this Agreement.  Employee understands that any such revocation must be in writing and delivered by hand or by certified mail - return receipt requested - within the applicable period to Vice President, Legal Affairs, 17150 South Margay Avenue, Carson, California 90746.  Employee understands that if Employee exercises his right to revoke, then the Company will have no obligations under this Agreement to Employee or to others whose rights derive from his.

The Agreement shall not become effective or enforceable, until the revocation period identified above has expired.  The terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21) calendar days, Employee understands that he should, and the Company hereby advises him to, consult with legal counsel regarding the releases contained herein and to consider whether to accept the Company’s offer and sign the Agreement. Employee acknowledges that it has been his decision alone whether or not to consult with counsel regarding this Agreement. Employee acknowledges that no proposal or actual change that he or his counsel makes with respect to this Agreement will restart the 21-day period.

Employee acknowledges that he was permitted to use as much of the 21-day consideration period as he wished prior to signing, but by his signature below Employee acknowledges that he has chosen to voluntarily execute this Agreement earlier and to waive the remaining days of such 21-day period.

9. Nonassignment.  Employee represents and warrants that he has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.

10. Miscellaneous Provisions

(a) Integration.  This Agreement, the Consulting Agreement, the Indemnification Agreement(s), the Confidential Information and Invention Assignment Agreement, the Confidentiality and Non-Disclosure Agreement and other agreements that are referenced therein constitute the entire Agreement of the parties concerning the subject matter referred to in this Agreement.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement.  All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

(b) Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any party to this Agreement unless made in writing and signed by both parties.

(c) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

(d) Non-Reliance on Other Parties.  Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.

(e) Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties.  Accordingly, no party shall be deemed to be the drafter of this Agreement.

(f) Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the parties hereto and each of them.  In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, and  employees.

(g) Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.  The Company and Employee agree to submit to personal jurisdiction in the State of California and to venue in its courts.

(h) This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, THAT BY SIGNING THIS AGREEMENT, EMPLOYEE HAS UTILIZED OR WAIVES THE 21-DAY CONSULTING PERIOD, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Employee:                                                                          USAP:

/s/ MICHAEL J. MCCLANE                                           /s/ SHANE EVANGELIST
Signature                                                                           Signature

December 9, 2008                                                     December 9, 2008
Date                                                                                   Date